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                             The Loewen Group Inc.
                              (NYSE, TSE, ME: LWN)
                                      NEWS

                             FOR IMMEDIATE RELEASE

                         LOEWEN GROUP CHAIRMAN AND CEO

                       FURTHER INCREASES SHARE OWNERSHIP


VANCOUVER, BC, December 10, 1997

Raymond L. Loewen, Chairman and Chief Executive Officer of The Loewen Group Inc. ("TLGI"), announced today that he has acquired a further 1,499,125 common shares of TLGI on the Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange at market prices between November 19, 1997 and December 10, 1997. As a result, he, together with his wife Anne Loewen, beneficially own an aggregate of 11,885,706 common shares of TLGI.

As previously reported, Mr. Loewen has options to acquire a further 1,550,747 common shares of TLGI. Under the TLGI Management Equity Investment Plan, he has in aggregate, rights to acquire 2,000,000 common shares starting in 1999.

The purpose of this purchase is for investment purposes. Mr. Loewen intends to hold these shares and to purchase approximately a further 800,000 shares, subject to market conditions.

Mr. Loewen said, "The additional investment I have made in The Loewen Group reflects my confidence in the company as well as the strategic actions we are taking to improve operating and financial performance."


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With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is
the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates more than 1,000 funeral homes, over 450 cemeteries and 50 crematoria across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com